Exhibit 99.1

Natural Resource Partners L.P. 601 Jefferson St., Suite 3600, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Reports Record
First Quarter 2005 Earnings

Highlights:

•	Net income increases 83% to record $20.4 million or $0.77 per unit

•	Revenues increase 37% to record $36.2 million

•	Distributable cash flow increases 43% to $23.7 million

HOUSTON, May 4, 2005 – Natural Resource Partners L.P. (NYSE: NRP) today reported an 83% increase in net income to a record $20.4 million or $0.77 per unit for the first quarter 2005 compared to $11.2 million for the 2004 first quarter. Distributable cash flow, a “non-GAAP financial measure,” grew to $23.7 million, which reflects a 43% increase over the first quarter 2004 distributable cash flow of $16.6 million. A reconciliation of distributable cash flow can be found in the tables attached to this release.

“NRP’s results exceeded our expectations for the quarter due to significantly improved coal prices realized by our lessees in each of our regions,” said Nick Carter, President and Chief Operating Officer. “However, production was slightly lower than expected as our lessees continue to experience a number of constraints, including a shortage of labor, permitting issues and rail transportation problems.”

First Quarter 2005

Total revenues increased 37% to a record $36.2 million for the first quarter 2005 over $26.4 million reported for the same period last year.

First quarter 2005 coal royalty revenues increased 42% to $32.5 million from $22.8 million last year as the partnership experienced increased prices and production in all three regions. Coal royalty revenues were bolstered by a 29% improvement in the average coal royalty revenue per ton to $2.55 in the first quarter 2005 from $1.97 for the same period last year. Production by our lessees grew 10% to 12.8 million tons over the 11.6 million tons reported for the same period last year. Metallurgical coal accounted for

NRP Reports 1st Quarter 2005 Results	Page 2 of 9

approximately 31% of the first quarter 2005 revenue and 27% of production, slightly in excess of NRP’s expectations.

Other revenues also increased 58% to $1.2 million primarily due to increased wheelage revenues, oil & gas revenues and timber sales.

Total expenses increased 15% to $13.6 million from $11.8 million for the first quarter 2004. The majority of the increase in expenses is due to increases in depletion and amortization and general and administrative expenses. Depletion and amortization increased 11% to $7.9 million due to increased production volumes, while general and administrative expenses increased 22% to $3.3 million due to increased staff required to manage the properties acquired as well as accruals under the long-term incentive compensation plans due to the increase in NRP’s unit price.

2005 Outlook

“With only one quarter of performance from our lessees, we are reaffirming our previously issued guidance for 2005 earnings of $2.60 to $2.95 per unit”, said Dwight L. Dunlap, Chief Financial Officer. “Further details are included in the table attached.”

Disclosure of Non-GAAP Financial Measures

Distributable cash flow represents cash flow from operations less actual principal payments and cash reserves set aside for scheduled principal payments on the senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. A reconciliation of distributable cash flow to net cash provided by operating activities is included in the tables attached to this release. Distributable cash flow may not be calculated the same for NRP as other companies.

Natural Resource Partners L.P. is headquartered in Houston, TX, with its operations headquarters in Huntington, WV. NRP is a master limited partnership that is principally engaged in the business of owning and managing coal properties in the three major coal producing regions of the United States: Appalachia, the Illinois Basin and the Powder River Basin.

For additional information, please contact Kathy Hager at 713-751-7555 or khager@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

NRP Reports 1st Quarter 2005 Results	Page 3 of 9

This press release may include “forward-looking statements” as defined by the Securities and Exchange Commission. Such statements include the 2005 outlook. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, decreases in demand for coal; changes in operating conditions and costs; production cuts by our lessees; commodity prices; unanticipated geologic problems; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

05-08

- financials follow-

NRP Reports 1st Quarter 2005 Results	Page 4 of 9

NATURAL RESOURCE PARTNERS L.P.

OPERATING STATISTICS
(In thousands, except per ton data)

	For the three months ended
	March 31,
	2005	2004
	(Unaudited)
Coal royalty revenues:
Appalachia	$29,653	$21,283
Illinois Basin	1,307	715
Northern Powder River Basin	1,570	850

Total	$32,530	$22,848

Sales volumes (tons):
Appalachia	10,871	10,331
Illinois Basin	867	605
Northern Powder River Basin	1,032	686

Total	12,770	11,622

Average royalty revenue per ton:
Appalachia	$2.73	$2.06
Illinois Basin	1.51	1.18
Northern Powder River Basin	1.52	1.24

Total	$2.55	$1.97

NRP Reports 1st Quarter 2005 Results	Page 5 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per unit data)

	For the three months ended
	March 31,
	2005	2004
	(Unaudited)
Revenues:
Coal royalties	$32,530	$22,848
Property taxes	1,434	1,306
Minimums recognized as revenue	453	763
Override royalties	615	677
Other	1,215	768

Total revenues	36,247	26,362
Operating costs and expenses:
Depletion and amortization	7,879	7,069
General and administrative	3,312	2,711
Taxes other than income	1,830	1,657
Coal royalty and override payments	553	388

Total operating costs and expenses	13,574	11,825

Income from operations	22,673	14,537
Other income (expense)
Interest expense	(2,457)	(3,415)
Interest income	231	52

Net income	$20,447	$11,174

Net income attributable to:
General partner(1)	$830	$247

Holders of incentive distribution rights(1)	$227	$12

Limited partners	$19,390	$10,915

Basic and diluted net income per limited partner unit:
Common	$.77	$.47

Subordinated	$.77	$.47

Weighted average number of units outstanding:
Common	13,987	11,816

Subordinated	11,354	11,354

(1)	Holders of the incentive distribution rights (IDRs) include the general partner at 65%, the WPP Group at 25% and NRP Investment LP at 10%. The general partner’s portion of the IDR’s is shown with the net income allocated to the general partner.

NRP Reports 1st Quarter 2005 Results	Page 6 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	For the three months ended
	March 31,
	2005	2004
	(Unaudited)
Cash flows from operating activities:
Net income	$20,447	$11,174
Adjustments to reconcile net income to net cash provided by operating activities:
Depletion and amortization	7,879	7,069
Non-cash interest charge	71	293
Change in operating assets and liabilities:
Accounts receivable	(2,390)	(1,943)
Other assets	250	309
Accounts payable	(285)	(204)
Accrued interest	2,247	2,016
Deferred revenue	(2,155)	68
Accrued incentive plan expenses	5	(171)
Property and franchise taxes payable	1	310

Net cash provided by operating activities	26,070	18,921

Cash flows from investing activities:
Acquisition of land, coal and other mineral rights	(21,544)	(75,659)

Net cash used in investing activities	(21,544)	(75,659)

Cash flows from financing activities:
Proceeds from loans	18,000	75,500
Repayment of loans	—	(102,500)
Distributions to partners	(17,526)	(13,033)
Contributions by general partner	—	2,147
Proceeds from sale of 5,250,000 common units, net of transaction costs	—	200,421
Redemption of 2,616,752 common units from Arch Coal, Inc., net of transaction costs	—	(100,121)

Net cash provided by financing activities	474	62,414

Net increase in cash and cash equivalents	5,000	5,676
Cash and cash equivalents at beginning of period	42,103	24,320

Cash and cash equivalents at end of period	$47,103	$29,996

Supplemental cash flow information:
Cash paid during the period for interest	$137	$1,106

NRP Reports 1st Quarter 2005 Results	Page 7 of 9

NATURAL RESOURCE PARTNERS L.P.

CONSOLIDATED BALANCE SHEETS
(In thousands)

	March 31,	December 31,
	2005	2004
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$47,103	$42,103
Accounts receivable	17,473	15,058
Accounts receivable – affiliate	—	25
Other	536	786

Total current assets	65,112	57,972
Land	14,110	13,721
Coal and other mineral rights, net	539,380	523,844
Loan financing costs, net	1,778	1,837
Other assets, net	2,310	2,552

Total assets	$622,690	$599,926

LIABILITIES AND PARTNERS’ CAPITAL

Current liabilities:
Accounts payable	$304	$576
Accounts payable – affiliate	92	105
Current portion of long-term debt	9,350	9,350
Accrued incentive plan expenses – current portion	1,420	1,559
Property and franchise taxes payable	3,461	3,460
Accrued interest	2,513	266

Total current liabilities	17,140	15,316
Deferred revenue	15,710	15,847
Accrued incentive plan expenses	3,415	3,271
Long-term debt	174,300	156,300
Partners’ capital:
Common units (outstanding: 13,986,906)	245,213	243,814
Subordinated units (outstanding: 11,353,658)	158,527	157,324
General partners’ interest	9,030	8,802
Holders of incentive distribution rights	196	105
Accumulated other comprehensive loss	(841)	(853)

Total partners’ capital	412,125	409,192

Total liabilities and partners’ capital	$622,690	$599,926

NRP Reports 1st Quarter 2005 Results	Page 8 of 9

NATURAL RESOURCE PARTNERS L.P.

RECONCILIATION OF UNAUDITED GAAP FINANCIAL MEASURES
TO NON-GAAP FINANCIAL MEASURES
(In thousands)

	For the three months ended
	March 31,
	2005	2004
	(Unaudited)
Cash flow from operations	$26,070	$18,921
Less reserves for future principal payments	(2,350)	(2,350)

Distributable cash flow	$23,720	$16,571

NRP Reports 1st Quarter 2005 Results	Page 9 of 9

Natural Resource Partners L.P.
Guidance
(dollars and tons in millions except per unit amounts)

	Full Year 2005
	(Range)
Coal royalty production (tons)
Appalachia	42.5	—	44.5
Illinois Basin	2.0	—	2.5
Northern Powder River Basin	5.0	—	6.0
Total	49.5	—	53.0

Coal royalty revenues
Appalachia	$105.0	—	$114.0
Illinois Basin	2.5	—	3.5
Northern Powder River Basin	6.5	—	7.5
Total	$115.0	—	$125.0

Revenues
Coal royalty revenues	$115.0	—	125.0
Other revenues (1)	11.0	—	13.0

Expenses
Depletion and amortization	$30.0	—	$35.0
General and administrative	10.0	—	12.0
Other expenses (2)	7.0	—	9.0

Other expenses
Interest expense (net)	$8.0	—	$9.0

Net income	$68.0		$78.0

Net income per unit	$2.60	—	$2.95

Scheduled principal payments	$9.4	—	$9.4

Distributable cash flow (3)	$91.0	—	$101.0

(1)	Other revenues consist of property taxes, minimums, oil & gas, timber, overrides, wheelage and rentals.

(2)	Other expenses include taxes other than income, override payments, coal royalty payments, and non-participating royalty interests.

(3)	Distributable cash flow represents net income plus depletion and amortization minus scheduled principal payments on NRP senior notes. Distributable cash flow is a “non-GAAP financial measure” that is presented because management believes it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable cash flow is a significant liquidity metric that is an indicator of NRP’s ability to generate cash flows at a level that can sustain or support an increase in quarterly cash distributions paid to its partners. Distributable cash flow is also the quantitative standard used throughout the investment community with respect to publicly-traded partnerships. Distributable cash flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. We believe that “net cash provided by operating activities” would be the most comparable financial measure to distributable cash. However, due to the substantial uncertainties associated with forecasting future changes to operating assets and liabilities, we cannot provide guidance on forward-looking net cash provided by operating activities or provide reconciliations of distributable cash flow to that measure.

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